EXHIBIT 10.7

COLLECTIVE BARGAINING

AGREEMENT

BETWEEN

INTERNATIONAL WINDOW

ARIZONA, INC.

AND

INDUSTRIAL CARPENTERS

LOCAL UNION NO. 2093

EFFECTIVE

June 5, 2005 – June 7, 2009

TABLE OF CONTENTS

		PAGE

ARTICLE 1	PURPOSE	4
ARTICLE 2	SAVINGS CLAUSE	4
ARTICLE 3	EQUAL EMPLOYMENT OPPORTUNITY	4
ARTICLE 4	HEALTH AND SAFETY	5
ARTICLE 5	MANAGEMENT RIGHTS	5-6
ARTICLE 6	NO STRIKE – NO LOCKOUT	6
ARTICLE 7	PAY PERIODS	6
ARTICLE 8	EMPLOYMENT & DISPATCH PROCEDURE	6
ARTICLE 9	CHECK-OFF	7
ARTICLE 10	UNION LABEL	7-8
ARTICLE 11	RIGHTS OF UNION REPRESENTATION	8
ARTICLE 12	SHOP STEWARDS	8
ARTICLE 13	REGULAR WORK TIME	8-9
ARTICLE 14	SHOW UP TIME	9
ARTICLE 15	SHIFT PREMIUM	9
ARTICLE 16	CLASSIFICATIONS AND RATES OF PAY	9-10
ARTICLE 17	OVERTIME PAY	11-12
ARTICLE 18	SENIORITY	12-14
ARTICLE 19	REQUEST FOR TRANSFER	14
ARTICLE 20	GRIEVANCE & ARBITRATION PROCEDURE	14-15
ARTICLE 21	SICK PAY	15-16
ARTICLE 22	LEAVE OF ABSENCE	16-17
ARTICLE 23	HOLIDAY PAY	17
ARTICLE 24	PAID VACATIONS	17-18
ARTICLE 25	FUNERAL PAY	18-19
ARTICLE 26	HEALTH, WELFARE AND DENTAL BENEFITS	19-20
ARTICLE 27	EMPLOYEE RETIREMENT SAVINGS PROGRAM	20-21
ARTICLE 28	GENERAL PROVISIONS	21
ARTICLE 29	SOLE AND ENTIRE AGREEMENT	21
ARTICLE 30	DURATION OF AGREEMENT	22

EXHIBIT “A”	HOURLY WAGE SCHEDULE	23-24

SIGNATURES		25

A G R E E M E N T

THIS AGREEMENT is made and entered into this 21st day of July, 2005, and effective as of the 5th day of June, 2005 by and between INTERNATIONAL WINDOW ARIZONA, INC. located at 2500 East Chambers Street, Phoenix, Arizona 85040 hereinafter called the “Company” and the INDUSTRIAL CARPENTERS LOCAL UNION NO. 2093, represented by SOUTHWEST REGIONAL COUNCIL OF CARPENTERS, hereinafter known as the “Union”.

It is agreed between the parties signatory hereto, that the above mentioned Union is and shall remain, as long as this Agreement is in force, the sole and exclusive bargaining representative of all persons working for the Company at the location specified above.  Employees working as guards, office workers, salesmen and supervisory personnel are excepted as defined by the Labor-Management Relations Act of 1947, as amended.

ARTICLE 1

PURPOSE

The Company recognizes that it cannot get along without labor any more than labor can get along without the Company.  The Union and the Company recognize that the success of the business is vital to all concerned.  This requires that both the Company and the employees work together to the end that quality and cost of the product will prove increasingly attractive to the customer so that the business will be continually successful.

Both parties hold that the basic interest of the employer and the employees are the same; however, at times employees and the Company may have different ideas on various matters affecting their relationship.  Both the Company and the Union are convinced that there is no reason why differences cannot be peaceable and satisfactorily adjusted by sincere and patient effort on both sides.

This Agreement outlines provisions, which should aid in the attainment of these goals.

ARTICLE 2

SAVINGS CLAUSE

In the event any Federal, State or local law conflicts with any provisions of this Agreement, the provision or provisions so affected shall no longer be operative or binding upon the parties, but the remaining portion of the Agreement shall continue in full force and effect.

ARTICLE 3

EQUAL EMPLOYMENT OPPORTUNITY

Section a)                                          Neither the Company or the Union shall discriminate against any employee because of such employee’s race, color, religion, sex, national origin or age (to the extent prohibited by the age discrimination act only) or physical handicap (to the extent they are able to perform the duties assigned).

Section b)                                          All reference to employees in this Agreement designate both sexes and whenever the male gender is used, it shall be construed to include both male and female employees, if applicable.

Section c)                                          All grievances alleging a violation of this Section shall be furnished to the other party n writing.  If no satisfactory settlement is reached by Step 3 of the Grievance procedure, such grievance shall not be subject to Step 4 (Arbitration) of the Grievance Procedure, but may be the basis of a complaint before the federal or state agency, which has jurisdiction over the subject matter.

ARTICLE 4

HEALTH AND SAFETY

Section a)                                          Safety/Production Review Committee: The committee shall consist of two managers or supervisors, appointed by the Company and two factory employees, appointed by thee Union.  This committee’s responsibilities will be to review the safety programs and production records of each department quarterly to help find ways to improve those areas.  The information will be provided to management with the committee’s recommendations.  Management retains the right to determine subjects or issues considered by the committee and which of the committee’s recommendations it will implement.

Section b)                                          The Company shall make reasonable provisions for the safety and health of its employees in the plant during their hours of employment.  The Company agrees that it will furnish and maintain first aid equipment.  The Union and its members will cooperate in maintaining sanitary conditions and in the use of safety devices, making suggestions so as to improve the safety and health of the employees, and taking reasonable care of any safety material provided.

Section c)                                          Employees injured on the job will not suffer a loss of wages due to visits to the doctor or hospital for examination or treatment during working hours on the day of the injury. Visits to a doctor or hospital after the day of injury shall be on non-working time; provided, however, if an employee must see a specialist during normal working hours, the Company shall provide time off with pay not to exceed an aggregate of three (3) hours.

Section d)                                          An employee who is unable to perform the duties of his job because of injury or physical handicap, may be placed in a different type of work and at a reduced rate of pay, by mutual agreement between the Company, the Union and the employee.

Section e)                                          The Company reserves the right to send, at any time and at the Company’s expense, an employee to a recognized doctor, hospital or medical clinic to have the employee examined or tested to insure that he is physically, mentally or emotionally capable of performing his job. All employees agree as a condition of continued employment to abide by this procedure and authorize any medical facility so used to release the information obtained to the appropriate Company representative.

ARTICLE 5

MANAGEMENT RIGHTS

Section a)                                          Except to the extent expressly abridged by a specific provision of this Agreement, the Company reserves and retains all of its rights to manage the business. The rights of management by way of illustration shall include its right to determine prices of products; volume of production and methods of financing; to drop a product line; to establish or continue policies, practices and procedures for the conduct of the business and to change or abolish such policies, practices and procedures; the right to determine the number and types of its operations, and methods, processes, and materials to be employed; to discontinue processes or operations; to select and determine the number and types of employees required; to transfer, promote or demote employees, or to layoff, terminate for just cause, or otherwise relieve employees from duty for lack of work or other legitimate reasons; and to make and enforce reasonable rules for the maintenance of discipline.

Section b)                                          Provided however, changes in existing rules and regulations, as well as new rules and regulations made by the Company, shall become effective five (5) regular work days after copies thereof have been furnished to the Union and posted on the Plant bulletin board.

Section c)                                          The listing of specific management rights in this Section, shall not be considered as limiting its rights to those listed but is for the purpose of illustration.

ARTICLE 6

NO STRIKE - NO LOCKOUT

During the term of this Agreement, all disputes, grievances, complaints and adjustments pursuant to this Agreement shall be settled in accordance with the Grievance and Arbitration Procedure outlined in Article 20, and the Union agrees for itself and its members that there shall be no strike of any kind, walk-out, sympathy strike, slowdown, picketing, stay-in or work-stoppage of any type, or interference with production coercive or otherwise, or violation of this Agreement. The Company agrees that there shall be no lock-out in violation of this Agreement on its part.

ARTICLE 7

PAY PERIODS

Employees shall be paid weekly. Employees shall be paid the full amount for wages due on each payday, except that in order to facilitate the handling of the payroll, the Company shall be permitted to hold back not more than one (1) week’s pay between such paydays.

ARTICLE 8

EMPLOYMENT & DISPATCH PROCEDURE

The Company will notify the Union when they are hiring unit employees.

ARTICLE 9

CHECK-OFF

For the convenience of the Union and its members, the Company, during the life of this Agreement and subject to all provisions of this Section, shall deduct from the pay of those employees in the bargaining unit who execute and assignment and authorization in the form hereinafter provided, all union initiation fees and dues levied in accordance with the Constitution and By-Laws of the Union. The Union shall indemnify the Company against any claims or loss arising out of the Company’s deduction of dues or initiation fees not levied in accordance with the Constitution and By-Laws of the Union and the Union will make refunds direct to all employees for any such wrongful deductions.

SAMPLE FORM

Name

Effective of this date, I hereby assign to and authorize                               to pay to the Industrial Carpenters Local Union No. 2093 out of wages now due, or to become due me, all initiation and monthly membership dues owed by me to said Industrial Carpenters Local Union No.2093. This assignment and authorization shall be irrevocable for the period of one (1) year, or until the termination of the Collective Bargaining Agreement between            and the Industrial Carpenters Local Union No. 2093, whichever occurs sooner, and I agree and direct that this assignment and authorization shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each, for the periods of each succeeding applicable Collective Bargaining Agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me either by registered mail or certified mail to the Company and to the Union not more than twenty (20) days and not less than (10) days prior to the expiration of each period of one (1) year or each applicable Collective Bargaining Agreement between the Company and the Union, whichever occurs sooner.

ARTICLE 10

UNION LABEL

It is hereby understood and agreed by the Company and the Union that an application shall be made for the Union Label to the First General Vice- President of the United Brotherhood of Carpenters and Joiners of America. If the application is approved, and the Union Label is issued by the United Brotherhood of Carpenters and Joiners of America to be placed upon the Company’s products, it is understood and agreed that the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America, and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America and that said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the members of the United Brotherhood, and upon evidence that said Union Label is being used in a manner detrimental and harmful to the members of the United

Brotherhood of Carpenters and Joiners of America, then the use of said Label shall immediately be withdrawn from the mill, shop, factory or manufacturing establishment of the Company.

ARTICLE 11

RIGHTS OF UNION REPRESENTATIVES

Section a)        An accredited representative of the Union, upon presentation of his credentials to the Operations Manager, or his designated representatives, showing that he is such accredited representative, shall have reasonable access to the Company’s place of business on official business during working hours. Such representative will not unnecessarily interfere with the work of the employees.

Section b)          The Company will provide space on bulletin boards for posting notices of Union business.

ARTICLE 12

SHOP STEWARDS

Section a)          Shop Stewards shall have reasonable time during the day to handle Union business.

Section b)          Whenever possible, the Shop Steward shall be notified three (3) days prior to any general layoff.

Section c)          The Shop Steward will be advised and/or present at the time any employee is disciplined suspended or discharged.

Section d)          Shop Stewards will be granted super seniority for layoff purposes only, if they are otherwise fully capable and able to perform the available work.

Section e)          If at any time it becomes necessary to terminate a Shop Steward, the Company will notify and meet with the Union Business Representative before taking such action. Such meeting will occur within seventy-two (72) hours of the decision to terminate.

ARTICLE 13

REGULAR WORK TIME

Section a)          Eight (8) hours shall constitute a regular workday. Five (5) days shall constitute a regular workweek from Monday to Sunday inclusive.

Section b)          The Company shall notify the Union in writing of the time elected to start the regular workday. The regular workday shall continue uninterruptedly for eight (8) hours, except for a meal period of at least one-half (1/2) hour.

Section c)          A ten (10) minute rest period will be provided midway in the first half of the shift, and ten (10) minutes midway in the second half of the shift. This shall be applicable to all shifts. All employees shall receive an additional rest period of ten (10) minutes before each two (2) hours of scheduled overtime.

Section d)        This Article is intended to provide the definition of regular hours of work and shall not be construed as a guarantee of hours of work per day or per week, or days of work per week.

ARTICLE 14

SHOW UP TIME

Section a)          Providing they are available at the regular starting time, employees ordered to work for whom no work is provided shall receive a minimum of four (4) hours pay and if worked six (6) hours or more, receive eight (8) hours pay. If any employee elects to leave his employment before the end of the shift, he shall be paid only for the actual time worked. Employees shall be considered as having been ordered to work if the supervisor or person in charge of operations fails to notify him not to report at the end of the previous work day or shift.

Section b)          There will be no obligation for the Company to pay the four (4) hours minimum referred to in this Article in the event of floods, fires, power failure or other occurrences beyond the Company’s control.

ARTICLE 15

SHIFT PREMIUM

All employees regularly assigned to the swing shift shall receive twenty-five cents ($0.25) per hour above the regular straight time hourly rate of pay for hours worked only.

ARTICLE 16

CLASSIFICATIONS AND RATES OF PAY

Section a)          On the effective day of this Agreement each employee shall be classified in accordance with the classification of the work he performs as set forth in Schedule “A” attached hereto and made a part hereof.

Section b)        Should the Company undertake work operations for which such classifications as set forth in Schedule “A”, are not applicable then classifications and minimum wage rates will be promptly established by the Company and the Union advised of same.  Should the Union” object to the classifications or rate assigned the new work operation, it may, by written notice, seek relief under Grievance and Arbitration Procedure, Article 20 of this Agreement.  Any change in classification or wage rate for the new work operation as a result of review shall become effective as of the date of receipt of the written notice.

Section c)          Any employee receiving more than the minimum rate for his or her classification shall not be reduced, except as the result of a demotion or a change in classification made in accordance with the seniority provisions of this Agreement herein after set forth or otherwise specified in the Agreement.

Section d)          The Company may in addition to the minimum wage rates set forth in this Agreement, award or reduce merit increases.  The granting or reduction of any future merit increases (granted after 6/1/99) shall not be subject to review under the Grievance and Arbitration Section of this Agreement.  However, the Company will advise the Union of any such change.

Section e)          Any employee hired, at a rate below the Classification Rate will be reviewed monthly and granted a twenty cent ($0.20) per hour increase until they reach the Classification Rate.

Section f)            An employee who is permanently promoted to a higher rated classification receives a twenty cent ($.20) per hour increase at the time they assume the duties of the position, and shall receive a minimum of twenty cents ($.20) per hour increase the first Monday following the 1st of each month.  The period of progression to the rate of the job will not exceed six (6) months, unless agreed to by the Company and the Union.

While in progression, the employee will not be eligible to receive any general wage increase granted at the renewal dates of the Agreement time periods above, see Section e and Section f, will be extended for the periods of absence if greater than three (3) days in a thirty (30) day period.

Section g)         There are certain duties or job classifications within each Grade. Individuals are not permanently assigned to such classifications or duties and they may be assigned to any such classification or series of duties on a daily, weekly or monthly basis.

Section h)         Effective 6/5/05 the subsistence pay for an overnight stay will be fifty dollars ($50.00) per night or seventy-five dollars ($75.00) per night with the presentation of receipts verifying that up to seventy-five dollars ($75.00) was spent.

Effective 6/3/07 the subsistence pay for an overnight stay will be sixty-five dollars ($65.00) per night or eighty-five dollars ($85.00) per night with the presentation of receipts verifying that up to eighty-five dollars ($85.00) was spent.

Section i)            It is recognized that there is a need for cross training in order for the Company to have a flexible and productive workforce.  The Company will make an effort to cross-train employees when they feel the opportunity allows for those employees who have not had disciplinary action for unacceptable attendance and/or tardiness within the last six (6) months.

Section j)                                   The general wage increase for the term of the Agreement will be granted in accordance with the following:

•                  Employees earning one cent ($.01) to forty-nine cents ($.49) above their classification will receive a twenty-two cents ($.22) per hour increase each year of the agreement.

•                  Employees earning at or more than fifty cents ($.50) above their classification will receive a twenty cents ($.20) per hour increase each year of the agreement.

•                  In no case will the implementation of this provision of the agreement result in an employee who is not in progression being granted an increase that results in their hourly rate of pay being less than their job contract rate.

•                  Employees in progression shall continue to receive twenty cents ($.20) per hour increase the 1st Monday of each month until they reach their job contract rate.

ARTICLE 17

OVERTIME PAY

Section a)          All work done in excess of forty (40) hours in the regular work week for any shift, shall be paid for at the rate of one and one-half (1-1/2) times such employees’ current regular straight time hourly rate.

Section b)        All work done in excess of eight (8) hours in a regular work day for any shift shall be paid at the rate of one and one half (1-1/2) times such employees’ current regular straight time hourly rate with the exception of those employees having previously missed straight time hours during the same pay period.

Section c)        Any employees assigned to the second and third shifts, if any, for the preceding Friday shall complete such shift(s) on Saturday morning at such employees’ applicable rate for the preceding Friday.

Section d)        All work done by an employee on Sunday shall be paid for at double such employees’ current regular straight time hourly rate; however, employees assigned to the second and third shifts, if any, for the preceding Saturday shall complete such shift on Sunday morning at the rate applicable for the preceding Saturday.

Section e)        All work done by an employee on any recognized holiday specified in the succeeding Section, or a day observed as such, shall be paid for at double such employees’

current regular straight time rate, plus the holiday pay; however, employees assigned to the second and third shifts, if any for the preceding day shall complete such shift(s) on the morning of such holiday at the rate applicable for the preceding day.

Section f)          An employee regularly scheduled to work during the work week but works less than forty (40) hours because of an action taken by the Company (excepting disciplinary action) will be credited with forty (40) hours worked in the computation of overtime in the period Monday through Saturday.

Section g)       Paid holiday and sick hours shall be counted in the computing of the forty (40) hours worked per week required for overtime pay.

Section h)       Whenever possible, any employee, when required to work overtime during the regular work week, must be notified by noon of that day, except when a breakdown in operations occurs, and if an employee is required to work on Saturday, he must be notified no later than the end of his regular shift on Thursday.

Section i)            When overtime is required at the beginning or the end of a regular work shift or on Saturdays, employees who regularly perform such work operations during the regular work shift shall be given preference of overtime work assignments insofar as practical.

Section j)          The Company will make every effort to achieve equalization of overtime within a classification and department in accordance with seniority on a rotating basis.

Section k)      The Company and the Union realize that overtime work may be required in order to assure an orderly flow of production and to meet sales commitments. To this end, the Union and its members agree that the employees covered by this Agreement will perform such overtime work as it is required and as requested. Should an employee refuse to work overtime, in absence of a compelling reason, he or she may be subject to disciplinary action.

Section l)          Any incorrect assignments of overtime or violations of the provisions of this Article will be resolved by the aggrieved party being offered the next opportunity to work available overtime rather than direct payment of any type.

ARTICLE 18

SENIORITY

Section a)        Employees shall be regarded as probationary employees until they have worked for the Company within the bargaining unit an aggregate total of sixty (60) days worked within the period of six (6) months from the first date of employment, or re-employment after a break in continuity of service with the Company. Should any such probationary employee be discharged or laid off for any reason, the Company shall be under no obligation to re- employ such person, or to review said discharge under the Grievance & Arbitration section of this Agreement. When employees have completed the aforementioned probationary period, they shall have a plant wide seniority status beginning with the date of employment within the bargaining unit and their continuous service shall commence as of such date. Unless specified to the contrary elsewhere in this Agreement, the continuous service and seniority status of an employee shall not be affected or interrupted as a result of layoffs, injury, illness, leaves of absence or other causes not due to the voluntary act of fault of the employee; however, the continuous service of an employee and his or her seniority status shall be terminated for any of the following reasons, unless the Company and the Union, by agreement in writing, determine otherwise.

1)       Absence of any employee from work for three (3) consecutive regular workdays without having requested and received permission to be absent (considered a voluntary resignation).

2)       Failure to report for work and return to work, when laid off, within five (5) work days after transmission of written notice, or telegram from the Company to the employee’s last known address of Company record that work is available.

3)       Discharge of any employee for just cause.

4)       When an employee resigns or quits.

5)       Failure of an employee to report to work and return to work following the conclusion of an approved leave of absence.

6)       When an employee has not performed any work for the Company for twelve (12) consecutive months as a result of a layoff by the Company or as a result of illness or injury.

Section b)        In all cases of promotion, demotion, when filling vacancies which may occur when work operations are abolished, when work operations that have been abolished are re-established, and in all cases of increase or decrease of forces, consideration shall be given employees with the greatest length of continuous service, subject to their ability, in the view of the Company, to perform the work. It is agreed that if the Company is capricious or arbitrary in the action of evaluating any employees’ performance or ability, it shall be subject to the Grievance and Arbitration Procedure, Article 20 of this Agreement. In determining “ability” the company may take into consideration the employees’ work attitude and habits, punctuality attendance, education and careful workmanship.

Section c)        If a reduction of the work force is necessary, employees shall be laid off by classification (lowest first) and in accordance with their seniority, provided that the employee with the greatest amount of seniority is capable and able to perform the work.

Section d)        In all cases of decrease of forces, all probationary employees, if any, shall be laid off before any other employees are laid off.

Section e)        When recalling from layoff the reverse of the above mentioned procedure shall be followed.

Section f)          In order to facilitate the proper administration of this Agreement, the Union shall be furnished, upon request, information concerning the employment date, classification, and minimum rate of pay of any employee to whom this Agreement is applicable.

Section g)         During periods of temporary slowdown in manufacturing, not to exceed four (4) consecutive weeks, due to unfavorable business conditions or adverse weather, the Company may elect to reduce the length of the work week to four (4) days instead of resorting to layoffs.

ARTICLE 19

REQUEST FOR TRANSFER

Section a)        An employee may make a written request to the Plant Manager, on forms provided, for an opportunity to learn a different type of work or to be assigned to a particular department.

Section b)        In doing so, the employee must understand that the Company will consider requests as business conditions allow, there is an available opening, and the employee is capable of performing the work.

Section c)        Consideration shall be given employees with the greatest length of continuous service.

Section d)        There will be no obligation on the part of the Company to always follow this procedure, consider more than one (1) request from an employee in a six (6) month period or consider requests from probationary employees.

ARTICLE 20

GRIEVANCE & ARBITRATION PROCEDURE

All grievances and disputes relative to the interpretation, meaning or application of this Agreement which may arise between the Company and the employee shall be adjusted as follows:

Section a)          A grievance, to be valid, must be presented to the supervisor in writing, signed by the employee and shop steward or the shop steward in a group case, and specifying the Article and Section of the Agreement believed violated and what relief is sought, no later than three (3) days following the occurrence or discovery of knowledge of the dispute. The supervisor shall answer the grievance in writing within an additional three (3) days.

Section b)        If the supervisor’s answer is still unsatisfactory, then within three (3) days, the Union business representative shall meet with a representative of management designated by the Company and the Company must reply to the Union within an additional three (3) days.

Section c)                                          If the dispute is still not resolved, the Union may appeal the grievance to arbitration within an additional five (5) days. The parties shall jointly engage an impartial arbitrator to adjudicate the dispute, whose decision shall be final and binding upon both parties.

Section d)        The arbitrator shall not have the right to add to nor subtract from nor modify any of the terms of this Agreement.

Section e)          It is agreed and understood that only one issue shall be submitted to one arbitrator unless the Union and the Company shall mutually agree to submit more than one grievance to the same arbitrator.

Section f)            The arbitrator shall submit his decision in writing within ten (10) working days after he has heard the case. His decision must specify in what manner and the amount (if pay is involved) is to be received by the aggrieved party.

Section g)         The fees and expenses of the Arbitrator shall be borne equally by the parties.

Section h)         All time limits specified above exclude Saturdays, Sundays and holidays.

Section i)            American Arbitration Association shall furnish a panel of arbitrators whose selection shall be determined by the rules of that organization.

Section j)            All of the time limits provided herein may be extended by mutual agreement.

ARTICLE 21

SICK-PAY

Section a)          All employees covered by this Agreement and who have worked for the Company one (1) year shall commence to accumulate up to two (2) days sick leave pay at a rate of ..0087 per straight time hour worked or paid to a maximum of sixteen (16) hours.

Section b)          All employees covered by this Agreement and who have worked for the Company two (2) years shall commence to accumulate up to three (3) days sick leave pay at a rate of ..0130 per straight time hour worked or paid to a maximum of twenty-four (24) hours.

Section c)          All employees covered by this Agreement and who have worked for the Company four (4) years shall commence to accumulate up to four (4) days sick leave pay at a rate of ..0174 per straight time hour worked or paid to a maximum of thirty-two (32) hours.

Section d)          All employees covered by this Agreement and who have worked for the Company five (5) years shall commence to accumulate up to five (5) days sick leave pay at a rate of .0220 per straight time hour worked or paid to a maximum of forty (40) hours.

Section e)          Sick leave pay when used is paid in eight (8) hour increments and cannot be taken faster than accumulated.

Section f)            The unused portion of sick leave will be paid off at the employees’ anniversary date of employment. Any employee who terminates voluntarily or involuntarily shall be paid any unused portion of sick leave pay accrued.

ARTICLE 22

LEAVE OF ABSENCE

Section a)          Personal Leave - At the discretion of the Company, leaves of absence may be granted for personal reasons for a period not to exceed thirty (30) days upon written application. No employee shall receive more than thirty (30) days total, personal leave of absence in any one year except under special circumstances or circumstances prescribed by law.

Section b)          Sick Leave - Upon written application to the Company, a sick leave of absence without pay may be granted to employees for the period of such illness, or incapacity, not to exceed six (6) months provided such application is accompanied by a certificate from a qualified physician. Such leave may be extended beyond six (6) months, at the option of the Company.

Section c)          In no event does the Company have to grant a Personal Leave or Sick Leave of Absence in excess of the time the employee has been employed by the Company, unless proscribed by law.

Section d)          Any employee on a Personal Leave or Sick Leave of Absence must notify the Company and the Union personally every thirty (30) days in order to retain such leave rights or may be terminated. Also, a Personal Leave or Sick Leave of Absence shall not be granted under this clause to work elsewhere. Any employee working elsewhere while on a Personal Leave or Sick Leave of Absence may be terminated.

Section e)          Any employee who is absence from work because of a Personal Leave or Sick Leave of Absence, may continue insurance coverage for a period of ninety (90) days by making arrangements for the normal weekly payments. The employee will have their group health and accident insurance discontinued on the first day of the third calendar month unless the employee elects to make self-payments in the amount of the premium rate in effect at the time.  Coverage will continue as specified under Cobra by the employee making the first payment to the Company on the date of eligibility and subsequent payments on the first day of each succeeding month. The Company will resume premium payments for the employee when they return to active work status.

Section f)                                            All requests for leaves of absence must be in writing and all leaves of absence must be granted in writing. Seniority status will accumulate and continue during leaves of absence.

ARTICLE 23

HOLIDAY PAY

Section a)          The Company will recognize holidays as follows:

Anniversary Holiday

Memorial Day

Fourth of July

Labor Day

Thanksgiving Day

Friday after Thanksgiving Day

Day before Christmas Day

Christmas Day

Day before New Year’s Day

New Year’s Day

Section b)          An employee who has been on the payroll of the Company for a period of sixty (60) calendar days or more prior to a recognized holiday and has worked his last scheduled working day prior to the holiday and his next scheduled working day after the holiday, shall receive holiday pay based on the number of hours that would have been worked had such day not been a holiday, times his straight time hourly rate, including those holidays falling on Saturday or Sunday. Where a recognized holiday falls on Saturday or Sunday it may be celebrated on Friday or Monday.

Section c)          An employee absent for a period not to exceed two (2) weeks for industrial accident or authorized leave of absence for illness, or on layoff, shall qualify for holiday pay if the holiday falls within that period.

ARTICLE 24

PAID VACATIONS

Section a)          Each employee shall receive one (1) week vacation pay after one (1) year of continuous active service with the Company and two (2) weeks vacation with pay after two (2) years of continuous active service with the Company, and thereafter paid vacations as follows:

after eight (8) years, three weeks;

after fifteen (15) years, four weeks.

Section b)          Vacation pay for each week of vacation shall be computed by multiplying forty (40) hours by the straight time hourly rate of pay on the anniversary date of the eligible employee.

Section c)          Each active employee for vacation accrual and anniversary payoff purposes only shall be considered as having a year’s continuous service and a year’s eligibility for vacation for each completed year, starting from the date of his employment, in which he has worked at least twelve-hundred (1,200) straight time hours for the Company.

Section d)          Any employee entitled to a vacation as herein provided shall receive their vacation pay on the pay period following their anniversary date of employment with the Company.

Section e)          The Company, in scheduling vacations, will, insofar as possible without interfering with efficient operations, consider the wishes of the employees. In the event of a conflict in vacation schedules, recognition shall be given to seniority.  The employee shall take his vacation within the fifty-two (52) weeks after he has become eligible for a vacation unless the Company requires, by written notice to the employee, that he defer his vacation leave because there are extenuating circumstances requiring his particular skill or service beyond the fifty-two (52) week period.

Section f)            If a recognized holiday occurs during the time an employee is absent on an earned vacation, he may absent himself for one more day and he shall become entitled to an additional eight (8) hours of pay at his straight time rate, providing he qualifies in all other respects for such holiday pay.

Section g))   An employee who terminates or is terminated after he has completed twelve (12) months or more of continuous service with the Company since the date he was last-employed shall be granted one twelfth (1/12) of one, two or three weeks, etc., vacation, whichever applies, for each month of service since his last anniversary date in which month he has completed one hundred and twenty (120) straight time hours.

Section h)         Those employees who terminate or have been terminated or laid off and who have had less than one (1) year’s continuous service, will not be eligible for any vacation payment.

Section i)            Any employee laid off through reduction of force, or any other reason beyond the employee’s control, and re-employed in conformance with seniority provisions as stipulated in Article 18 shall be considered as having been continuously employed.

ARTICLE 25

FUNERAL PAY

In the event of the death of a member of the immediate family, an employee will at his request,

be granted up to three (3) consecutive days off with pay of eight (8) times his hourly rate of pay per day to attend the funeral. Should a funeral occur during an employee’s vacation or on a holiday, time off from work will be extended for an appropriate period.

“Immediate family” is defined as spouse, parents of employee or spouse; step parents, grandparents of the employee, brothers or sisters or step brothers or step sisters; and children, natural, step or adopted. The Company may require proof of death and of relationship to the deceased, from the employee.

ARTICLE 26

HEALTH, WELFARE AND DENTAL BENEFITS

Section a)          The Company shall provide for all active non-probationary employees covered by this Agreement health, welfare and dental coverage as described in the Group Insurance Booklets, or in the Company’s determination, substantially equivalent benefits.

Section b)          To be eligible for this benefit plan an employee must have completed the prescribed waiting period. Coverage under the benefit plan will terminate upon termination of employment.

Section c)          Selection between the programs may only be changed during the enrollment period of each year, unless employee experiences a qualifying event. The current amount of weekly contributions is as follows:

MEDICAL PLAN: GREAT WEST

	POS	PPO
Single Coverage	$25.89	$28.52
Two Party Coverage	$55.56	$60.76
Family Coverage	$73.48	$80.03

DENTAL PLANS

	FORTIS	SAFEGUARD
Single Coverage	$5.70	$6.40
Two Party Coverage	$11.33	$12.79
Family Coverage	$15.42	$18.23

Contribution amounts for each coverage should be combined for the total of weekly a contribution. Such amount will be paid by payroll deduction.

Section f)          Any future increases in Plan costs for medical insurance during the term of the Agreement, will be shared equally by the Company and the employee, to a maximum employee contribution of 37% of the total premium amount. Any increase for dental insurance will be paid solely by the employee. Any additional employee contribution required will be added to the existing contribution as a weekly payroll deduction. The Company will give the Union and employees notification of any cost changes under the Plan.

Any employee who is absent and does not receive their normal paycheck will be responsible for making their insurance deduction payments or the Company, its option, may take the required missed deductions from the employee’s check after their return to work.

Section g)       In order to try and obtain the best insurance coverage for the employees, it is agreed between the parties that various insurance packages, options and costs may be presented or reviewed at any time during the term of the Agreement.

ARTICLE 27

EMPLOYEE RETIREMENT SAVINGS PROGRAM

Section a)        Effective July 1, 1997 and under government regulation, a contributory retirement savings plan will be established whereby the Company and eligible employees may contribute a specified amount for each hour worked. The funds will be placed into a Retirement Trust Account and will be managed by an independent trustee. Company contributions remain in the Trust Fund and cannot be returned to the Company under any circumstances. Provisions are made for withdrawal of all or part of each employee’s contributions, temporary suspension of participation and sharing of Company contribution and fund earnings, all in accordance with government regulations.

Section b)          The schedule of employee minimum and company contributions is as follows:

Effective June 5, 2005:

The company contribution is twenty-five cents ($0.25) per hour worked.

The employee minimum contribution is ten cents ($0.10) per hour worked.

Effective June 4, 2006:

The company contribution is twenty-seven cents ($0.27) per hour worked.

The employee minimum contribution is twelve cents ($0.12) per hour worked.

 Effective June 3, 2007:

The company contribution is twenty-nine cents ($0.29) per hour worked.

The employee minimum contribution is fourteen cents ($0.14) per hour worked.

Effective June 1, 2008:

The company contribution is thirty cents ($0.30) per hour worked.

The employee minimum contribution is fifteen cents ($0.15) per hour worked.

Section c)                                          Each participant will have the option to contribute the minimum participant’s contribution as specified, by government regulations.

Section d)          A participant may contribute more than the minimum contribution but the Company contribution will only be the amount specified above.

Section e)        A summary of the Plan shall be made available to all employees.

Section f)            A copy of the entire Plan will be furnished to the Union. The Plan document will be available for inspection at the office of the Company and/or the Union during normal business hours.

ARTICLE 28

GENERAL PROVISIONS

Section a)          It shall be the responsibility of employees to notify the Company personnel office in writing of their current address and telephone number and any change thereof. The Company shall be considered as having complied with any notice requirements if such notice is sent to the employee’s last address on record.

Section b)          The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent for any further waiver of a breach or condition.

Section c)          Words used in the singular form shall be deemed to include the plural, and vice versa, in all situations where they would apply.

Section d)          Headings to Articles, Sections or Subsections of the Agreement have been supplied for convenience only and are not to be taken as limiting or extending the meanings of any of the provisions of the Agreement.

ARTICLE 29

SOLE AND ENTIRE AGREEMENT

This Agreement concludes all collective bargaining between the parties hereto during the term hereof and constitutes the sole, entire and existing agreement between the parties hereto, and supersedes all prior agreements a undertakings, oral or written, expressed or implied, or practices, between the Company and the Union or its employees, and expresses all obligations and restrictions imposed on each of the respective parties during the term.

ARTICLE 30

DURATION OF AGREEMENT

THIS AGREEMENT shall remain in full force and effect until June 7, 2009, and shall continue from year to year thereafter unless either party notifies the other of a desire to amend, modify, or terminate, in which event notice shall be given in writing at least sixty (60) days, but not more than seventy-five (75) days prior to the expiration date thereof. In the event of a notice of intention to terminate, modify or amend, negotiations shall begin within fifteen (15) days after the delivery of such notice.

EXHIBIT “A”

HOURLY WAGE SCHEDULE

Classification	6/05/05	6/04/06	6/03/07	6/01/08

PRODUCTION
GRADE 1	$14.90	$15.20	$15.50	$15.80
85 Truck Driver

GRADE 1A	$13.29	$13.59	$13.89	$14.19
90 Maintenance Mechanic

GRADE 1B	$10.49	$10.79	$11.09	$11.39
82 Specialty Window
55 Glass Cutter
62 Intercept Operator

GRADE 2	$10.19	$10.44	$10.69	$10.94
49 Sidewinder/Forklift Operator
80 Back-up Truck Driver/Service
43 Order Puller
84 Specialty Grid Assembler

GRADE 3	$9.46	$9.68	$9.90	$10.12
40 Forklift/Crane Operator
46 Hot Melt Gun Operator
50 Saw Operator
82 Door/Window Assembler/Aluminum
34 Truck Loader / Stacker
10 Glass Stacker & Sorter

GRADE 4	$8.94	$9.14	$9.34	$9.54
24 Vinyl / 2200 Glazier
30 Grid Assembler/Installer
37 Intercept Folder
19 Washing Machine Operator

GRADE 5	$8.44	$8.64	$8.84	$9.04
11 Material Processor
19 Packer/General Helper
37 Intercept Patcher
26 Janitor

9-LEADPERSON: Fifty cents ($0.50) per hour over the highest classification supervised in their group.

Employees driving a semi-truck for the purposes of making a delivery will be paid an hourly premium of forty ($0.40) cents per hour above their current rate of pay as in accordance with Schedule “A”.

Minimum new hire rate - $6.00 per hour.

FOR THE EMPLOYER:

INTERNATIONAL WINDOW - ARIZONA, INC.

2500 East Chambers Street

Phoenix, Arizona 85940

/s/ [ILLEGIBLE]	8/4/05
Signature	Date

/s/ [ILLEGIBLE]	8-4-05
Signature	Date

/s/ [ILLEGIBLE]	8.18.05
Signature	Date

FOR THE UNION:

INDUSTRIAL CARPENTERS LOCAL UNION NO. 2093 represented by the SOUTHWEST REGIONAL COUNCIL OF CARPENTERS

/s/ [ILLEGIBLE]	8/4/05
Signature	Date

/s/ [ILLEGIBLE]	8/4/05
Signature	Date

/s/ [ILLEGIBLE]	8/9/05
Signature	Date